Exhibit 99.1

Wynn Resorts Reaches Agreement to Purchase Land Across
From Wynn Las Vegas for Future Development

LAS VEGAS (December 14, 2017) -Wynn Resorts announces it has reached an agreement to purchase approximately 38 acres of land on the Las Vegas Strip directly across from Wynn Las Vegas. The purchase includes the 34 acre site of the former New Frontier, formerly the Alon Resort site, as well as 4 additional acres connected to the site for a total of $336 million.

The agreement completes a unique assembly of contiguous real estate of approximately 280 acres that spans from the Las Vegas Convention Center on Paradise Road from the east, to Industrial Road on the west.  The combined frontage on the Las Vegas Strip is over 3,500 feet, including rights to approximately 1,000 acre feet of water. It is adjacent to nearly 6 million square feet of convention and exhibition space. The average cost of the full assembly of 280 acres is less than $3 million per acre.

The future development of the land will further change tourist visitation patterns in Las Vegas drawing more visitors to the north end of Las Vegas Blvd and its collection of luxury resorts, including the existing Wynn Las Vegas and the Paradise Park development slated to begin construction in January 2018 on the site of the former Wynn Golf Course.

Forward-looking Statements
This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, our dependence on Stephen A. Wynn, general global political and economic conditions, adverse tourism trends, dependence on a limited number of resorts, competition in the casino/hotel and resort industries, uncertainties over the development and success of new gaming and resort properties, construction risks, extensive regulation of our business, pending or future legal proceedings, cybersecurity risk and our leverage and debt service. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

About Wynn Resorts
Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 Index. Wynn Resorts owns and operates Wynn Las Vegas (www.wynnlasvegas.com), Wynn Macau (www.wynnmacau.com) and Wynn Palace, Cotai (www.wynnpalace.com).

Wynn and Encore Las Vegas feature two luxury hotel towers with a total of 4,750 spacious hotel rooms, suites and villas, approximately 192,000 square feet of casino space, 22 dining experiences featuring signature chefs and 11 bars, two award-winning spas, approximately 290,000 square feet of meeting and convention space, approximately 103,000 square feet of retail space as well as two showrooms; three nightclubs, a beach club and recreation and leisure facilities. A luxury retail Strip-front expansion, Wynn Plaza, is currently under construction and is scheduled to debut the third quarter of 2018.

Wynn Macau is a luxury hotel and casino resort located in the Macau Special Administrative Region of the People's Republic of China with two luxury hotel towers with a total of 1,008 spacious rooms and suites, approximately 281,000 square feet of casino space, casual and fine dining in eight restaurants, approximately 31,000 square feet of meeting and convention space, approximately 59,000 square feet of retail space, and recreation and leisure facilities including two opulent spas, a salon and a rotunda show.

Wynn Palace is a new luxury integrated resort in Macau that opened August 22, 2016. Designed as a floral-themed destination, it boasts 1,706 exquisite rooms, suites and villas, approximately 420,000 square feet of casino space, 11 food and beverage outlets, approximately 37,000 square feet of meeting and convention space, approximately 106,000 square feet of designer retail, SkyCabs that traverse an eight-acre Performance Lake, an extensive collection of rare art, a lush spa, salon and recreation and leisure facilities.

Wynn Resorts is currently constructing Wynn Boston Harbor located in Everett, Massachusetts.
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Media Contact:
Michael Weaver, Wynn Resorts
702-770-7501
michael.weaver@wynnlasvegas.com

Deanna Pettit-Irestone, Wynn Resorts
702-770-2121
deanna.irestone@wynnlasvegas.com